Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 18 to the Registration Statement on Form N-1A of Fidelity Municipal Trust II: Fidelity Michigan Municipal Money Market Fund, Fidelity Ohio Municipal Money Market Fund, and Spartan Pennsylvania Municipal Money Market Fund of our reports dated February 9, 1998 on the financial statements and financial highlights included in the December 31, 1997 Annual Reports to Shareholders of Fidelity Michigan Municipal Money Market Fund, Fidelity Ohio Municipal Money Market Fund, and Spartan Pennsylvania Municipal Money Market Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
February 20, 1998